EXHIBIT 99

                                   FOR IMMEDIATE RELEASE

   McCORMICK ANNOUNCES ACTIONS RESULTING FROM PORTFOLIO REVIEW

     SPARKS, MD, June 7 -- Continuing its current focus on portfolio management, McCormick & Company, Incorporated today announced a series of actions designed to position the organization for the future. The Company expects to record a pre-tax charge of $57 million in the third quarter. An additional $3 million charge will be recorded as these actions are completed.

     Actions to be taken include the following:

     .    The Brooklyn, NY plant of packaging subsidiary Setco,
Inc. will be closed.

     .    Certain overseas manufacturing facilities will be
realigned.

     .    Giza National Dehydration Company of Cairo, Egypt, a
subsidiary of Gilroy Foods, Incorporated, will be sold. This action is consistent with the Company's recent decision to sell
Gilroy Foods.

     .    A number of small, non-core businesses will be
divested.

     .    Certain regions of the U.S. consumer business will
change from a direct sales force to a broker sales force to deliver products to market more effectively.

     .    The Company will exit certain minor, non-core product
lines.

     As a result of these actions, net sales of the Company will be reduced by approximately 5%.

     No Baltimore-based personnel will be included in these actions.

     Commented Charles P. McCormick, Jr., Chairman & Chief Executive Officer, "We are committed to our mission to profitably expand our worldwide leadership position in the spice, seasoning, and flavoring markets. This essential portfolio review will allow us to focus on our core businesses and create shareholder value."

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For information:
(410) 771-7310
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